Exhibit 99.1

MTV ANNOUNCES IT WILL BROADCAST TOMORROWLAND 2014
ACROSS ITS INTERNATIONAL CHANNELS

WORLD’S PRE-EMINENT AWARD WINNING ELECTRONIC DANCE MUSIC FESTIVAL TO BE TELEVISED FOR THE FIRST TIME IN ITS 10-YEAR HISTORY

Click to Tweet: MTV to broadcast EDM festival @Tomorrowland 2014 across its international channels

LONDON / NEW YORK — (April 2, 2014) — MTV today announced it will be the exclusive international broadcast partner for Tomorrowland 2014, the world’s premier electronic dance music festival. MTV will air original content incorporating live event and documentary footage as part of its MTV World Stage franchise. This partnership marks the first time in Tomorrowland’s history that the hugely popular festival will be televised.

Two hours of Tomorrowland 2014 festival footage will air as part of the MTV World Stage franchise, which runs across MTV’s 60+ international channels in nearly 170 territories and is available in 550 million homes around the globe. The two, 60-minute World Stage: Tomorrowland specials are scheduled to premiere in August 2014.

“Tomorrowland is a festival in a category of its own, so we’re excited to bring this content to MTV’s international audiences,” said Bruce Gillmer, Executive Vice President of Talent and Music Programming/Events, Viacom International Media Networks (VIMN). “Electronic dance music has been part of MTV’s repertoire for almost two decades, stretching right back to the early years — particularly in Europe. So working with Tomorrowland is a perfect fit, and connects us with the new generation of EDM fans and followers around the world.”

Tomorrowland, which won its third ‘Best Music Festival’ Award at the IDMA in Miami last week, is the world’s leading electronic dance music festival, celebrating its 10th anniversary this summer. The Belgian festival sold its 360,000 tickets available for the 2014 edition in less than one hour to guests from over 190 countries. This autumn Tomorrowland will be exported for the second time as TomorrowWorld to the Chattahoochee Hills close to Atlanta, USA.

In addition to the World Stage broadcast, MTV also announced today that it will be developing a documentary celebrating Tomorrowland’s 10-year history as one of the world’s most popular and successful festivals.  The documentary is expected to be released in late 2014.

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For further information, please contact:

MTV:

Bernadette Simpao

Viacom International Media Networks

+1 212 654 4311

bernadette.simpao@vimn.com

SFX Entertainment:

Ed Tagliaferri

DKC Public Relations

+1 212 981 5182

edmund_tagliaferri@dkcnews.com

About MTV

MTV is the world’s premier youth entertainment brand.  With a global reach of more than a half-billion households, MTV is the cultural home of the millennial generation, music fans and artists, and a pioneer in creating innovative programming for young people.  MTV reflects and creates pop culture with its award-winning content built around compelling storytelling, music discovery and activism across TV, online and mobile.  Outside of the United States, MTV is part of Viacom International Media Networks, a division of Viacom Inc. (NASDAQ: VIAB, VIA), one of the world’s leading creators of programming and content across all media platforms.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and has an agreement to acquire React Presents.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.